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                                                                   Exhibit 99.6
                        FORM OF NEWSPAPER ANNOUNCEMENT

  This is neither an offer to exchange or to sell nor a solicitation of an offer to exchange or buy any of the 6.50% Cumulative Convertible Preferred Stock (the "6.50% Convertible Preferred Stock") of USX Corporation. The Exchange Offer (as defined herein) is made only by the Prospectus (as defined herein) and the related Letter of Transmittal, and the Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of 6.50% Convertible Preferred Stock in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of USX Corporation by Goldman, Sachs & Co., Merrill Lynch & Co. or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                      NOTICE OF EXCHANGE OFFER TO HOLDERS
                                      OF
                                USX CORPORATION
                 6.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK

  USX Corporation, a Delaware corporation ("USX"), is offering, upon the terms
and subject to the conditions set forth in the Prospectus, dated         ,
1997 (the "Prospectus"), of USX and USX Capital Trust I, a Delaware statutory business trust (the "Trust"), and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange 6.75% Convertible Quarterly Income Preferred Securities of the Trust, representing preferred undivided beneficial ownership interests in the assets of the Trust (the "Trust Convertible Preferred Securities"), for up to 6,700,000 of the 6,900,000 outstanding shares of the 6.50% Convertible Preferred Stock. USX will directly or indirectly own all of the common securities of the Trust (together with the Trust Convertible Preferred Securities, the "Trust Securities").

  THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON
        , 1997, UNLESS EXTENDED.

  NONE OF THE BOARD OF DIRECTORS OF USX, USX, THE TRUSTEES, NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF 6.50% CONVERTIBLE PREFERRED STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE EXCHANGE OFFER. HOLDERS OF 6.50% CONVERTIBLE PREFERRED STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

  The Exchange Offer will be effected on the basis of one Trust Convertible Preferred Security for each share of 6.50% Convertible Preferred Stock, in each case validly tendered and accepted for exchange in the Exchange Offer, and upon the terms and subject to the conditions set forth in the Prospectus,
dated         , 1997 (the "Prospectus"), of USX and the Trust, and the related
Letter of Transmittal. Shares of 6.50% Convertible Preferred Stock not accepted for exchange because of proration will be returned.

  The Trust Convertible Preferred Securities have an initial liquidation amount of $50.00 per security. In general, the Trust Convertible Preferred Securities will be convertible at any time following the first date of issuance of any Trust Convertible Preferred Securities and prior to (i) the close of business on March 31, 2037, unless in certain limited circumstances the maturity of the Convertible Debentures of USX held by the Trust is shortened, in which case the advanced maturity date, or (ii) in the case of Trust Convertible Preferred Securities called for redemption, on the related redemption date, at the option of the holder thereof, into shares of USX--U.S. Steel Group Common Stock, par value $1.00 per share (the "Steel Stock"). The Trust Convertible Preferred Securities will otherwise have conversion terms and will have optional redemption terms that are substantially the same as the 6.50% Convertible Preferred Stock.

  Immediately prior to the consummation of the Exchange Offer, USX will deposit in the Trust as trust assets its 6.75% Convertible Junior Subordinated Debentures with a stated maturity of March 31, 2037 (the "Convertible Debentures"), having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities to be issued by the Trust. The Convertible Debentures will be the sole assets of the Trust.

  Upon the terms and subject to the conditions of the Exchange Offer, USX will accept for exchange shares of 6.50% Convertible Preferred Stock validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on
        , 1997, or if extended by USX, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of 6.50% Convertible Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by USX, may be withdrawn at any time after 40 business days after the date of this Prospectus.

  Consummation of the Exchange Offer is subject to (i) the condition that, immediately after the acceptance for exchange of shares of 6.50% Convertible Preferred Stock, there would be at least 400 record or beneficial holders an aggregate of at least 1,000,000 Trust Convertible Preferred Securities in order to satisfy New York Stock Exchange ("NYSE") minimum listing requirements (the "Minimum NYSE Distribution Condition"); (ii) receipt of at least 3,450,000 validly tendered shares of 6.50% Convertible Preferred Stock; and
(iii) the condition (the "OID Condition") that the Company reasonably expects on the Expiration Date, based upon the terms of the Trust Convertible Preferred Securities and the recent trading values of the 6.50% Convertible Preferred Stock and the Steel Stock, that the Convertible Debentures will not be issued with reportable original issue discount ("OID"). If the fair market value of the Convertible Debentures (as measured by the fair market value of the Trust Convertible Preferred Securities) at the date of issuance does not exceed $45.125, the Convertible Debentures would be treated as having been issued with OID.

  USX expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, and not accept for exchange any shares of 6.50% Convertible Preferred Stock and promptly return all 6.50% Convertible Preferred Stock at any time for any reason, including (without limitation) if fewer than 3,450,000 of such shares are tendered (ii) waive any condition to the Exchange Offer (other than the Minimum NYSE Distribution Condition and the OID Condition) and accept up to 6,700,000 shares of 6.50% Convertible Preferred Stock previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date and retain all 6.50% Convertible Preferred Stock tendered pursuant to such Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of Holders (see "The Exchange Offer-Withdrawal of Tenders" in the Prospectus), or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation) the form or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all shares of 6.50% Convertible Preferred Stock tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer, other than a change in the percentage of the 6.50% Convertible Preferred Stock being sought or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. See "The Exchange Offer-Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

  The purpose of the Exchange Offer is to refinance the 6.50% Convertible Preferred Stock with the Trust Convertible Preferred Securities.

  The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of 6.50% Convertible Preferred Stock. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus.

  USX will pay to Goldman, Sachs & Co. and Merrill Lynch & Co., as dealer managers, a fee of $.3125 per share of 6.50% Convertible Preferred Stock validly tendered and accepted for exchange pursuant to the Exchange Offer. Subject to certain conditions, the Company will pay to a Soliciting Dealer (as defined in the Prospectus), including a Dealer Manager, a solicitation fee of $1.00 per share of 6.50% Convertible Preferred Stock validly tendered and accepted for exchange pursuant of the Exchange Offer, to the extent that the tender of such shares was solicited by such Soliciting Dealer from a beneficial owner of 5,000 or fewer shares of 6.50% Convertible
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Preferred Stock. Soliciting Dealers are not entitled to a solicitation fee for shares of 6.50% Convertible Preferred Stock beneficially owned by such Soliciting Dealer.

  The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

  The Prospectus and the related Letter of Transmittal are being sent to all
registered holders of the 6.50% Convertible Preferred Stock as of         ,
1997.

  Any questions or requests for assistance or copies of the Prospectus and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth below. Any copies requested will be forwarded promptly at USX's expense. You may also contact your broker, dealer, commercial bank, or trust company or other nominee for assistance concerning the Exchange Offer.

                            The Information Agent:
                              MORROW & CO., INC.

                               909 Third Avenue
                                  20th Floor
                           New York, New York 10022
                          (800) 566-9061 (Toll-Free)
                         (212) 754-8000 (Call Collect)

                           Banks and Brokerage Firms
                                 Please Call:

                                (800) 662-5200

                              The Exchange Agent:
                             THE BANK OF NEW YORK

    By Hand or Overnight Courier:                      By Mail
                                      (Registered or Certified Mail Recommended)
     Tender & Exchange Department            Tender & Exchange Department
          101 Barclay Street                        P.O. Box 11248
      Receive and Deliver Window                Church Street Station
       New York, New York 10286             New York, New York 10286-1248


                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                                (212) 815-6213

                           Confirm Receipt of Notice
                     of Guaranteed Delivery by Telephone:
                                (212) 815-4997

                  The Dealer Managers for the Exchange Offer:
                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York 10004
                          (800) 323-5678 (Toll-Free)

                              MERRILL LYNCH & CO.
              Merrill Lynch, Pierce, Fenner & Smith Incorporated
                            World Financial Center
                           North Tower--Fifth Floor
                               250 Vesey Street
                           New York, New York 10281
                          (800) 436-1019 (Toll-Free)
        , 1997